EXHIBIT 10.1

STRATEGIC MEDIA AGREEMENT

CLIENT INFORMATION

NXOI.OB
CAMPAIGN ID:	SYMBOL & EXCHANGE
Next One Interactive, Inc.	none
COMPANY	CORPORATE WEBSITE URL
Bill Kerby	www.nxoi.com
CONTACT NAME	IR WEBSITE URL
2400 North Commerce Pkwy Suite 105	954 888 9779 Ext. 8980
ADDRESS 1	TELEPHONE, CORPORATE

ADDRESS 2	TELEPHONE, CONTACT DIRECT
Weston, FL 33326	954 888 9082
CITY/STATE/ZIP	FAX
USA	bkerby@nxoi.com
COUNTRY	EMAIL

CAMPAIGN, NEWSWIRE & DISTRIBUTION
NETWORK:	MUNCmedia Global Network	NEWSWIRE PROVIDER:	GlobeNewswire
CAMPAIGN TYPE:	Cost-per-View (CPV) on online Financial and Investment Portals, Publishers, websites, newspapers, magazines	REACH / DISTRIBUTION:	10,000,000 views (10 million)
START DATE:	TBD	END DATE:	TBD
RATE:	$.20 Cost Per View	TOTAL $USD:	See Below – Payment obligations

SPECIAL INSTRUCTIONS
CATEGORY:	Travel Real Estate Auctions Merchandise/Service Other (upon MUNC approval)	OTHER:	See:” OTHER MUNC NETWORK & MEDIA SERVICE SUPPORT”
SUB-CATEGORY:	Includes all sub-categories
Inventory Expiration	2 years (24 months)

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OTHER MUNC NETWORK & MEDIA SERVICE SUPPORT

MUNC Obligations
•     All MUNCmedia Network Media Costs (Up to $2,000,000.00)
•     All MUNCmedia media Production cost (up to $200,000)
•     Creative Development
•     Real-Time online log-in for tracking and analytics
•     Monthly data reporting
•     Administrative Support
•     Productions Support
•     Media Support
•     Client Services Support
•     Analysis and Tracking Support

PAYMENT OBLIGATIONS
NextOne Interactive PAYMENT TERMS
Due Upon Signing/invoicing (for all MUNC strategic partnership obligations)
•      1,333,000 shares of 144 restricted stock
•      667,000 shares of free trading registered stock.  NXOI will file the necessary S-1 as soon as possible so that the free trading stock can be issued within 2 months of signing of the document.  MUNC will make every effort to dispose of stock in a non-disruptive manner so as to not materially impact the stock price to the negative.  MUNC will provide advance notice to NXOI in advance of selling any material blocks of stock.  MUNC recognizes it is in our own best interest as well as the best interest of NXOI to carefully manage the disposition of any of NXOI stock.  In the event that the S-1 is not filed and the free trading stock cannot be issued, MUNC may cancel the contract and NXOI would owe the pro-rated, cash equivalent due at that time.
Warrants
•      1 million cashless warrants exercisable at $1 for 5 years, minimum vesting over 2 years, quarterly, 50,000 in the first quarter, 50,000 in the second quarter, and 150,000 each quarter thereafter
•      Vesting of warrants will accelerate based on achievement towards 2 year revenue goal of $5 million (quarterly goal of $500,000 per quarter Year 1, $750,000 per quarter year 2)
•      Achievement towards quarterly revenue goal as a percentage of total revenue goal, multiplied by warrants earned in the quarter will determine how many warrants will be issued at $.01 vs. $1.00 cost.
•      At any time during the term of this contract, remaining unvested cashless warrants may be called at $1.00
Long-term Gross RevShare splits
Ad Sales: Pre-Roll / Post-Roll / Mid-Roll / Banner Placement
•      60%/40% split with 60% going to the party that sold the advertising
Inventory Sales:
•      Travel and Real Estate:  30% of NXOI commission paid to MUNC
Other Revenues/ Fees:
•      50%/50% profits less hard-cost

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ACKNOWLEDGEMENTS AND WARRANTIES:

1.
A registered MUNCmedia client submitting material to MUNCmedia for media distribution ("Company") grants MUNCmedia the right to reproduce, distribute, publish, disseminate, translate and create derivative works from the material submitted. Company warrants and represents that the content of all materials submitted to MUNCmedia will be accurate, up-to-date, complete and original; that such material will be fully compliant with applicable securities laws and regulations, including without limitation, Regulation FD, applicable insider trading laws and regulations and any other state or federal securities laws or regulations, including without limitation the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; that Company owns or is an authorized licensee of the material provided to MUNCmedia for media distribution; that the material will not violate or infringe upon any copyright, trademark, or other intellectual property, proprietary, personal, privacy, or other rights worldwide of other persons; that the material does not contain anything libelous or defamatory or any viruses, scripts, macros or programs, or links to scripts, macros or programs; that the material has been publicly disclosed via a news wire service; and that the material otherwise complies with all applicable laws and regulations. Company further warrants and represents that all recipients included on any third party distribution list provided by Company to MUNCmedia have expressly consented to receive advertising and/or promotional communications messages from Company. MUNCmedia reserves the right to refuse copy deemed inappropriate or not properly sourced. Clients may be revoked for violation of MUNCmedia Terms and Conditions or Terms of Use. MUNCmedia reserves the right to change prices and product/coverage specifications without notice. Company understands and agrees that material submitted to MUNCmedia for distribution and any other use of MUNCmedia services are also subject to the Terms of Use. Client agrees to indemnify and hold harmless MUNCmedia and its officers, directors and employees from and against any claims, liabilities, damages, loses or actions based upon or arising from any breach of or inaccuracy in any of the foregoing representations and warranties.

2.
Payment Terms: First usage must be paid in advance by wire transfer, check or credit card unless other prior arrangements are made. The fees that correspond with wire transfer are the responsibility of Company. Payment terms thereafter are net due upon receipt, and charges become overdue after 30 days. If the account becomes delinquent, Company acknowledges and agrees that MUNCmedia may demand payment of the balance owed in full, with accrued interest according to applicable laws and late charges. If Company’s banking institution does not honor any payment to MUNCmedia due to insufficient funds, Company agrees to pay MUNCmedia a processing fee equivalent to US $100.00 per incident. In the event of a default on the balance owed, Company agrees to pay all costs of collection, including legal fees and costs, which are incurred by MUNCmedia or its agents. In addition, Company acknowledges that any special considerations on pricing or service may be negated upon default of balance owed. In the event of litigation or arbitration to enforce the terms or conditions of this Agreement, the prevailing party will be entitled to recover from the other party its costs and fees, including reasonable legal fees.

3.
* Payment Obligations In the event that the stock issued to MUNCMedia hereunder decreases in value by 40% or more (based on the average of the closing bid and ask  price on the date of measurement) at any time during the 6-month period following the date hereof, the number of views required to be delivered b MUNCMedia hereunder shall be proportionate reduced by the same percentage.  For example, if the value of the stock decreases by 25% in the month following the date hereof, the number of views required to be delivered by MUNC Media hereunder shall be reduced from 10,000,000 to 7,500,000.

4.	MUNCmedia will promote the partnership at its own expense and arrangements through a joint press release and MarketSite PR Event/Press Conference in September, 2010.

5.
Financial Liability for Company’s Payment Program; MUNCmedia will not be held financially responsible for any costs associated with Company’s elective implementation of its own or a third party’s processes, programs, technology, etc. that could affect payment to MUNCmedia (each a “Payment Program”). If participation in such Payment Program is required to process or collect payments due to MUNCmedia, the client will assume all costs of membership and/or any fees related to use of such Payment Program. If, as a result of Company’s use of a Payment Program, MUNCmedia incurs any additional costs, Company may be charged a processing fee.

6.	All deliverables, i.e., press releases, promotion information, creatives, art-work, etc. must be provided by Company unless otherwise agreed.

7.	Cancellation Clause: none

8.
Company acknowledges that all payment obligations herein are based solely on the “Rate Type” amount delivered by MUNCmedia and not on Company’s ability to convert such amount of sales, unless specified.

9.
Upon receipt of any campaign report or invoice(s), discrepancies request must be reported within five (5) business days and submitted via email to clientservices@muncmedia.com for make-good or credit consideration.

10.	Campaign Start Dates & End Dates are subject to change at any time without prior notice.

11.	Payments are to be made based upon MUNCmedia delivery numbers only.

12.
Due to the nature of interactive media, fluctuating capacity, FCC & SEC rules and regulations, violation of terms and conditions of service or for anything other reason. MUNCmedia reserves the right to cancel any or all campaigns and/or obligations without prior written notice.

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TERMS OF SERVICE AGREEMENT

1.	DEFINITIONS
"MUNCmedia" means Market Update Network, Corporation, a Washington corporation. "Client" means the party utilizing MUNCmedia's services. "Agreement" means this Terms of Service Agreement between the Client and MUNCmedia. "Content" and "Client Content" mean all information and materials submitted by Client to MUNCmedia. "Service" or "Services" means the services provided to Client by MUNCmedia including, but not limited to, press release distribution, 1-to-1 distribution, webcasting, annual report & investor kit distribution, EDGAR filings and more. Partner or Partners means a third party that has a joint venture or marketing relationship with MUNCmedia.

2.	CLIENT REPRESENTATIONS AND WARRANTIES
The Client is solely responsible for the accuracy and authenticity of the Content submitted by Client to MUNCmedia. Client represents and warrants to MUNCmedia, as follows:

a.	That Client has the right and is authorized to submit the Content to MUNCmedia for distribution, broadcasting and/or filing;

b.	That the Content is true and accurate;

c.	That the Client is not impersonating any person or entity or misrepresenting Client's affiliation with any person or entity;

d.
That the distribution, broadcasting and/or filing of the Content does not violate the state, federal or common law copyright, trademark, or service mark rights, any other property rights, privacy rights, intellectual property rights, confidentiality rights or other proprietary or contract rights of any third party;

e.	That the Content does not contain any information which is libelous or otherwise illegal;

f.
That Client will not misuse the Services or misappropriate the Content to compete directly or indirectly with MUNCmedia or to engage in derivative commercial activities without MUNCmedia's prior written consent; and

g.
That Client has investigated the desirability of utilizing MUNCmedia's services and is not relying on any representation, guarantee, or statement other than as set forth in these Terms of Service or in the materials on MUNCmedia's web site, "MUNCmedia.com".

3.	INDEMNIFICATION
In the event any third party brings any action, arbitration, or other legal proceeding (collectively, "legal proceeding") against MUNCmedia, its officers, directors, shareholders, agents, employees or other representatives of MUNCmedia, or against any third party who broadcasts, displays or distributes the Content with the permission of MUNCmedia, or against any third party who provides advertising for MUNCmedia, or against any other third party who otherwise uses the Content with MUNCmedia's permission (collectively hereinafter referred to as "the Indemnitees"), or against any Partner, arising from the distribution, broadcast, filing or display of any Content provided by Client to MUNCmedia or, from any breach by Client of this Agreement, or, based upon the inaccuracy of any warranty or representation made by Client herein, or, based upon the contention that the Content defames or slanders any third party or, based upon the contention that the Content violates any provision of state or federal law or the intellectual property rights of any third party, Client shall indemnify, defend, and hold the Indemnitees harmless in connection with the claims made in the legal proceeding. Included in Client's obligation to indemnify, defend, and hold the Indemnitees harmless is the obligation to pay all attorneys' fees, expert witness fees, costs, and expenses incurred or to be incurred by the Indemnitees in connection with the defense of the legal proceeding (even if the legal proceeding is without merit).

4.	LICENSE
Client hereby grants MUNCmedia a non-exclusive, royalty-free, sub-licensable, transferable, and assignable license to store, display, reproduce, distribute and, if appropriate, translate the Content submitted. Client also grants MUNCmedia the right to mention Client's name in MUNCmedia's marketing collateral, unless Client requests in writing that MUNCmedia refrain from such mentions.

5.	PRICES
Prices for MUNCmedia's Services may change from time to time. The price actually charged for a specific Service will be the price in effect at the time the Service is requested, minus any applicable discounts that may have been accorded Client under a valid Sales Contract signed by both Client and MUNCmedia.

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6.	PAYMENT AND CREDIT TERMS
Clients may pay for Services by credit card at the time the Content is submitted or, with approved credit, may be invoiced. Unless otherwise specified, invoices are due upon receipt.

7.	DEFAULT
If Client fails to pay any sums when due, Client acknowledges and agrees that MUNCmedia may demand payment of the balance owed in full, with accrued interest at the monthly rate of 1.5% of the outstanding balance. MUNCmedia may, at its sole election, suspend performance of any further Services and/or may switch Client from invoice to credit card payment status, until such time as all payments due are paid. In the event Client fails to make payment for any Services when due or the event MUNCmedia takes any action to enforce its rights, Client agrees to pay all costs of collection, including reasonable attorneys' fees, which are incurred by MUNCmedia or its agents, whether or not a lawsuit is filed. In the event of litigation to enforce the terms herein, the prevailing party will be entitled to recover from the other party its costs and fees, including reasonable attorneys' fees.

8.	NO WARRANTIES BY MUNCmedia
EXCEPT AS STATED IN THIS AGREEMENT, MUNCMEDIA OR PARTNER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AND NO PROMISE OR REPRESENTATION HAS BEEN MADE BY MUNCMEDIA OR PARTNER REGARDING ANY SERVICES TO BE PROVIDED BY OR THROUGH MUNCMEDIA OR PARTNER.

9.	LIMITATION OF LIABILITY
MUNCMEDIA AND PARTNERS LIABILITY SHALL BE STRICTLY LIMITED TO THE AMOUNT PAID BY OR ON BEHALF OF THE CLIENT TO MUNCMEDIA IN CONNECTION WITH THE SERVICES OUT OF WHICH THE CLAIM BY CLIENT ARISES. MUNCmedia shall not be liable for indirect, incidental, consequential, special or exemplary damages (even if MUNCmedia has been advised of the possibility of such damages and including such damages as might be incurred by third parties), arising from performance under, or failure of performance under, any provision of this Agreement, such as, but not limited to, loss of revenue, change in share price, loss of anticipated profits or lost business. This limitation of liability applies to any damages, including without limitation those caused by any failure or performance, error, omission, interruption, deletion, defect, delay in operation or transmission, communications line failure, theft or destruction or unauthorized access to, alteration of, or use of records, whether for breach of contract, tortuous conduct, acts or omissions, negligence, or under any other claim or cause of action.

10.	USE OF PERSONAL DATA.
Any and all personal data (i.e., information relating to an individual) that Company supplies to MUNCmedia may be shared with other companies in the MUNCmedia global group and certain trusted third parties, and may be transferred to the U.S. or elsewhere for the purposes of news and communication dissemination, news tracking and other related services. Company warrants that any individuals whose personal data it provides have consented to such uses and transfers. Any concerned individuals who wish to opt out of any use or transfer of their personal data may contact MUNCmedia.

11.	NOTICES
At MUNCmedia's sole discretion, notices by MUNCmedia to Clients regarding matters pertaining to this Agreement and/or the performance of this Agreement may be given by means of posting on the MUNCmedia web site "MUNCmedia.com" or by email to the Client.

12.	ENTIRE AGREEMENT
This Agreement, and the Sales Contract (if any) referenced in section 6 above (Prices) constitute the entire agreement between Client/ Strategic Partner and MUNCmedia regarding the Services provided and/or to be provided by MUNCmedia. This Agreement replaces any and all prior written and oral understandings and writings.

13.	JURISDICTION
Any lawsuit filed by either party to enforce or construe any right granted under this Agreement or to assert any claim arising from the Services provided by MUNCmedia to Client shall be filed exclusively in the State of New York, city of Manhattan. In connection with any such action, Client consents to jurisdiction in the Courts of New York, City of Manhattan. In any such action, the parties agree that the laws of the State of New York shall apply and shall govern the determination of the action.

14.	EFFECT OF DELIVERY OF NOTICES BY FACSIMILE OR ELECTRONIC MAIL
The parties agree that the parties shall treat any document sent to the other by facsimile or by electronic mail as if the document were an original delivered to the recipient by hand delivery.

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AUTHORIZATION; Signing this document contractually binds MUNCmedia and the Client Company

NEXT ONE INTERACTIVE, INC.	MUNCMEDIA

/s/ WILLIAM KERBY	/s/ MATTHEW BIRD
SIGNED	SIGNED
WILLIAM KERBY	MATTHEW BIRD
PRINT NAME	PRINT NAME
CHIEF EXECUTIVE OFFICER	PRESIDENT
TITLE	TITLE
AUGUST 29, 2010	AUGUST 29, 2010
DATE	DATE

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Payment Options Methods

WIRE PAYMENT
Citibank: Domestic ABA/Routing #: Account #: 60th & Fifth Ave, 785 Fifth Ave, New York, NY 10022	Funds will be placed in account: Market Update Network, Corp 711 5th Ave, Suite 405 New York, NY 10022 Fees associated with wire transfer are the responsibility of the Client or Agency Partner.

CREDIT CARD PAYMENT AND AUTHORIZATION
VISA MASTERCARD AMEX DISCOVER
CARD HOLDER NAME	CARD TYPE (CIRCLE)

ADDRESS 1	CARD NUMBER WITH DASHES

ADDRESS 2	EXPIRATION MONTH / YEAR

CITY/STATE/ZIP	CARD IDENTIFICATION NUMBER – 3 OR 4 DIGITS

CARD HOLDER SIGNATURE	DATE

The above signed hereby authorizes MUNCmedia to charge any and all amounts due under any written agreements between MUNCmedia and myself to the following credit card.  This includes both one time and periodic fees as they become due.  In the event MUNCmedia is unable to collect from this credit card any sums due, I agree to pay such sums, together with any costs incurred by MUNCmedia in collecting such sums, including reasonable attorneys’ fees, and interest at the lower of 1.5% per month or the highest rate permitted by law.

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